Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrant's charter
Nuveen Multistate Trust III, formerly known as
Nuveen Flagship Multistate Trust III -
333-16611, 811-07943


On September 28, 2000, under Conformed Submission
Type 485BPOS, accession number, 0000950131-00-005512,
copies of the Amendment to the Declaration of Trust and the Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest, both considered to be an amendment to the Declaration of Trust of the above-referenced fund, were filed with the SEC and are herein incorporated by reference as an exhibit to the Sub-Item 77Q1(a) of Form N-SAR.
See EX99.A.2 and EX99.A.3 of the September 28 filing.